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                                                                    EXHIBIT 24.2


                               RESOLUTION OF THE
                             BOARD OF DIRECTORS OF
                        PACIFIC GAS AND ELECTRIC COMPANY

                                October 16, 1996

     WHEREAS, on September 18, 1991, and December 18, 1991, the Board of Directors of this corporation adopted resolutions approving the Pacific Gas and Electric Company Long-Term Incentive Program (the "Program") for certain key employees of this corporation and its subsidiaries and certain other eligible participants, effective January 1, 1992; and

     WHEREAS, 13,000,000 shares of this corporation's common stock initially were reserved for the issuance of stock options and other incentive awards under the Program; and

     WHEREAS, the Program was approved by the shareholders of this corporation on April 15, 1992; and

     WHEREAS, on December 20, 1995, this Board of Directors approved the amendment and restatement of the Program, effective January 1, 1996, to, among other things, authorize an additional 10,000,000 shares of this corporation's common stock for the issuance of incentive awards under the Program; and

     WHEREAS, the amended and restated Program was approved by the shareholders of this corporation on April 17, 1996; and

     WHEREAS, as a result of said approvals by this Board of Directors and the Company's shareholders, a total of 23,000,000 shares of this corporation's common stock have been reserved for issuance of stock options and other incentive awards under the amended and restated Program;

     NOW, THEREFORE, BE IT RESOLVED that the officers and counsel of this corporation are hereby authorized, jointly and severally, to take such action and execute such agreements and documents on behalf of this corporation as may in their judgment be necessary, convenient, or appropriate to implement the amended and restated Program and to carry out this resolution, including the preparation, execution, and filing of a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission, and any amendments or supplements thereto, with respect to said 23,000,000 shares of common stock and/or stock options; and

     BE IT FURTHER RESOLVED that the filing of any application with the Public Utilities Commission of the State of California
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which may be necessary for approval of the transactions contemplated herein is hereby approved and that actions of the officers of this corporation and its counsel in preparing and filing any said application on behalf of this corporation are hereby ratified and confirmed in all respects; and

     BE IT FURTHER RESOLVED that LESLIE H. EVERETT, LINDA Y.H. CHENG, ERIC MONTIZAMBERT, KATHLEEN RUEGER, GARY P. ENCINAS, CRAIG M. BUCHSBAUM, and GRACE U. SHIN are hereby authorized, jointly and severally, to sign on behalf of this corporation said registration statement and all amendments and supplements thereto to be filed with the Securities and Exchange Commission covering said shares of common stock and/or stock options, and to do any and all acts necessary to satisfy the requirements of the Securities Act of 1933 and the regulations of the Securities and Exchange Commission adopted pursuant thereto with regard to the filing of said registration statement and all amendments and supplements thereto; and

     BE IT FURTHER RESOLVED that the Chairman of the Board, the President, the Chief Financial Officer, the Treasurer, the Corporate Secretary, the Senior Assistant Corporate Secretary, the Assistant Treasurer, or any Assistant Corporate Secretary (the "Delegated Officers") are hereby authorized on behalf of this corporation to sign applications to be made to the New York Stock Exchange, the Pacific Stock Exchange, and any other stock exchange as may be deemed appropriate by any of the Delegated Officers for listing thereon of said 23,000,000 additional shares of common stock of this corporation, and the Delegated Officers are further authorized to make such changes therein, or in any documents or agreements relative thereto, as may be necessary to conform with requirements for listing, and to appear, if necessary, before the officials of said Exchanges; and

     BE IT FURTHER RESOLVED that the certificates representing said 23,000,000 shares of common stock may be authenticated by facsimile signature of the Chairman of the Board and of the Secretary of this corporation; and

     BE IT FURTHER RESOLVED that DAVID M. KELLY, Transfer Agent, is hereby authorized and requested to countersign, by facsimile signature, and deliver in accordance with directions of the Corporate Secretary of this corporation fullpaid certificates representing whole shares only for all or any part of said 23,000,000 shares of the common stock of this corporation when such certificates are duly executed and authenticated in the manner provided for in this resolution and also to countersign, by facsimile signature, and deliver additional fullpaid certificates representing all or any part of such stock, upon receiving and canceling therefor fullpaid certificates representing a like number of shares of the same class of stock
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duly assigned and transferred by the registered owner or owners thereof, their successors, or assigns; and

     BE IT FURTHER RESOLVED that the WELLS FARGO BANK, N.A., Registrar of Transfers, is hereby authorized and requested to register and countersign, by manual signature, fullpaid certificates, representing whole shares only, for all or any part of said 23,000,000 shares of the common stock of this corporation, when such certificates, duly executed and authenticated in the manner provided for in this resolution and countersigned by the facsimile signature of its Transfer Agent, are presented for registration; and also to register and countersign additional new fullpaid certificates representing all or any part of such stock when executed, authenticated, and countersigned as above described and accompanied by canceled old certificates representing a like number of shares, in lieu of which such new certificates are to be issued; and

     BE IT FURTHER RESOLVED that the officers, counsel, and employees of this corporation, including said DAVID M. KELLY as Transfer Agent, and WELLS FARGO BANK, N.A, as Registrar of Transfers, are hereby authorized and directed to do any and all things necessary in order to issue and deliver said shares and the certificates representing said shares.
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     I, LINDA Y.H. CHENG, do hereby certify that I am Senior Assistant Corporate
Secretary of PACIFIC GAS AND ELECTRIC COMPANY, a corporation organized and existing under the laws of the State of California; that the above and foregoing is a full, true, and correct copy of a resolution which was duly adopted by the Board of Directors of said corporation at a meeting of said Board which was duly and regularly called and held at the office of said corporation on October 16, 1996; and that this resolution has never been amended, revoked, or repealed, but is still in full force and effect.

     WITNESS my hand and the seal of said corporation hereunto affixed this 8th day of November, 1996.


                                   LINDA Y.H. CHENG
                                   ----------------------
                                   LINDA Y.H. CHENG
                                   Senior Assistant Corporate Secretary
                                   PACIFIC GAS AND ELECTRIC COMPANY


     CORPORATE SEAL